Exhibit 16.1

December 10, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of MISCOR Group, Ltd.’s Form 8-K dated December 10, 2009, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph and the entire second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and the entire fourth and fifth paragraphs.

Yours truly, /s/ ASHER & COMPANY, Ltd.